EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Ameris Bancorp (Registration No. 333-138252) of our report dated February 17, 2006 with respect to the consolidated financial statements of Ameris Bancorp and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia

November 9, 2006